Exhibit 99.5

News from Ciao GmbH:

Microsoft to Acquire Our Parent, Greenfield Online, Inc.,
including leading price comparison
and shopping site Ciao GmbH

Dear           :

We wanted to inform you personally that today we announced that our parent Greenfield Online, Inc. has entered into a merger agreement with Microsoft Corporation.

Microsoft is enthusiastic about acquiring Greenfield Online because it believes that the Ciao Comparison Shopping business will be a valuable asset as the company extends its search and ecommerce services in Europe. Once integrated into Live Search and MSN, Ciao’s product, technology and reviews will be an important part of Microsoft’s European online strategy.

Microsoft was attracted by the unique positioning of Ciao GmbH in Europe. With the acceleration from Ciao, the company intends to make Live Search the premier destination for European consumers researching and purchasing goods and services online, concurrently driving greater online sales for participating merchants.

During this transition phase, nothing will change in the way you interact with Ciao. You should operate with us as you always have, and we will continue to provide the superior comparison shopping service and quality you have come to expect.

Here is the release we have out about the merger. If you have any questions, please feel free to contact Stephan, Daniel or Al directly. We will answer what we can, and we will update you with new information as soon as it becomes publicly available.

We are so very excited about the opportunities ahead and look forward to continuing, and strengthening our valued partnership with you.

Sincerely,